Exhibit 10.17

CREDIT AGREEMENT

DATED AS OF NOVEMBER 3, 2008

AMONG

RC2 Corporation,
Learning Curve Brands, Inc.,
Learning Curve Canada Limited,
RC2 (Asia) Limited
RC2 (Australia) Pty., Ltd.,
RC2 Deutschland GmbH,
Racing Champions International Limited,
Racing Champions Worldwide Limited

the Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Bank of Montreal,
as Administrative Agent

BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner

National City Bank, as Syndication Agent

TABLE OF CONTENTS

Section	Heading	Page

i

Exhibit A	-	Notice of Payment Request
Exhibit B	-	Notice of Borrowing
Exhibit C	-	Notice of Continuation/Conversion
Exhibit D-1	-	Term Note
Exhibit D-2	-	Revolving Note
Exhibit D-3	-	Swing Note
Exhibit E	-	Compliance Certificate
Exhibit F	-	Additional Guarantor Supplement
Exhibit G	-	Assignment and Acceptance
Exhibit H	-	Commitment Amount Increase Request
Schedule 1	-	Commitments
Schedule 6.2	-	Subsidiaries

CREDIT AGREEMENT

This Credit Agreement is entered into as of November 3, 2008 by and among RC2 Corporation, a Delaware corporation (the “Company”), Learning Curve Brands, Inc., a Delaware corporation (“LCBI”), Learning Curve Canada Limited, a corporation incorporated under the laws of Ontario, Canada (“LCCL”), RC2 (Asia) Limited, a company incorporated in Hong Kong (“RC2 Asia”), RC2 (Australia) Pty., Ltd., a proprietary company duly incorporated in Victoria, Australia (“RC2 Australia”), RC2 Deutschland GmbH, a private company duly incorporated and registered under the laws of Germany (“RC2 Germany”), Racing Champions International Limited, a corporation organized under the laws of England and Wales  (“RC2 UK”), Racing Champions Worldwide Limited, a corporation organized under the laws of England and Wales (“Racing Champions”; and together with the Company, LCBI, LCCL, RC2 Asia, RC2 Australia, RC2 Germany, RC2 UK, and Racing Champions collectively, the “Borrowers” and individually, a “Borrower”), the Subsidiaries of the Company from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, as Administrative Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     The Credit Facilities.

Section 1.1.  Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to the Borrowers in the amount of such Lender’s Term Loan Commitment.  The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire.  As provided in Section 1.6(a) hereof, the Company, on behalf of the Borrowers, may elect that the Term Loans be outstanding as Base Rate Loans or Eurocurrency Loans.  No amount repaid or prepaid on any Term Loan may be borrowed again.

Section 1.2. Revolving Credit Commitments.  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrowers from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time.  Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages.  As provided in Section 1.6(a) hereof, the Company, on behalf of the applicable Borrower, may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurocurrency Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3.  Letters of Credit.  (a)  General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of the applicable Borrower of an aggregate undrawn face amount up to the L/C Sublimit.  Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.  Notwithstanding anything contained herein to the contrary, each of the Existing L/Cs shall constitute a “Letter of Credit” herein for all purposes of this Agreement to the same extent, and with the same force and effect, as if the Existing L/Cs had been issued at the request of the Company hereunder.

(b)  Applications.  At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Company, which is acting on behalf of the Borrowers, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Company, on behalf of the applicable Borrower, for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 or 1.18 hereof, before the occurrence of a Default or an Event of Default, the L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum, equal to the sum of the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) plus the Applicable Margin for Base Rate Loans.  If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date:  (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.  The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Company, on behalf of the applicable Borrower, subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.  Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.3(e) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with Borrower or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c)  The Reimbursement Obligations.  Subject to Section 1.3(b) hereof, the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (such obligation of the Borrowers being herein referred to as a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made in immediately available funds by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Company, on behalf of the applicable Borrower, has been informed of such drawing by the L/C Issuer on or before 9:00 a.m. (Chicago time) (including the day before such drawing is to be paid) on the date when such drawing is to be paid or, if notice of such drawing is given to the Company, on behalf of the applicable Borrower, after 9:00 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Company, on behalf of the applicable Borrower (and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds).  If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d)  Obligations Absolute.  The Borrowers’ obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by the L/C Issuer ’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)  The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon any failure by a Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to any Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.  The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Lender after the issuance of the applicable Letter of Credit, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)  Indemnification.  The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the applicable Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)  Manner of Requesting a Letter of Credit.  The Company, on behalf of the applicable Borrower, shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Company, on behalf of the applicable Borrower, and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)  Replacement of the L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among the Company, on behalf of the Borrowers, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer s, as the context shall require.  After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4.  Applicable Interest Rates.  (a) Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurocurrency Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrowers on the last day of each Interest Period and at maturity (whether by acceleration or otherwise).

(b)  Eurocurrency Loans.  Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c)  Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5.  Minimum Borrowing Amounts; Maximum Eurocurrency Loans.  Each Borrowing of Base Rate Loans shall be in an amount not less than $2,000,000 or such greater amount which is an integral multiple of $100,000.  Each Borrowing of Eurocurrency Loans shall be in an amount not less than $4,000,000 or such greater amount which is an integral multiple of $100,000.  Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurocurrency Loans outstanding hereunder at any one time.

Section 1.6.  Manner of Borrowing Loans and Designating Applicable Interest Rates.  (a) Notice to the Administrative Agent. The Company, on behalf of the Borrowers, shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time):  (i) at least 3 Business Days before the date on which the Company, on behalf of the applicable Borrower, requests the Lenders to advance a Borrowing of Eurocurrency Loans and (ii) on the date the Company, on behalf of the applicable Borrower, requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, the Company, on behalf of the applicable Borrower, may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement contained in Section 1.5 for each outstanding Borrowing, a portion thereof, as follows:  (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Company, on behalf of the applicable Borrower, may (subject to the notice requirement set forth herein) continue part or all of such Borrowing as Eurocurrency Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Company, on behalf of the applicable Borrower, may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period or Interest Periods specified by the Company.  The Company, on behalf of the applicable Borrower, shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurocurrency Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and the Interest Period applicable thereto.  Upon notice to the Company by the Administrative Agent or the Required Lenders, no Borrowing of Eurocurrency Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  The Borrowers agree that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative of the Company without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)  Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Company received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)  Company’s Failure to Notify; Automatic Continuations and Conversions.  Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Company, on behalf of the applicable Borrower, has notified the Administrative Agent within the period required by Section 1.6(a) that such Borrower intends to convert such Borrowing into a Borrowing of Eurocurrency Loans or such Borrowing is prepaid in accordance with Section 1.9(a).  If the Company, on behalf of the applicable Borrower, fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Company, on behalf of the applicable Borrower, fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the relevant Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)  Disbursement of Loans.  Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent (or its Affiliate’s) in Chicago, Illinois.  The Administrative Agent shall make the proceeds of each new Borrowing available to the relevant Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of such Borrower’s Designated Disbursement Account or as the Company, on behalf of the relevant Borrower, and the Administrative Agent may otherwise agree.

(e)  Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate in effect for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrowers will have no liability under such Section with respect to such payment.

Section 1.7.  Interest Periods.  As provided in Section 1.6(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurocurrency Loans or Swing Loans, the Company, on behalf of the applicable Borrower, shall select an Interest Period applicable to such Loans from among the available options.  The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending:  (a) in the case of Base Rate Loans and Swing Loans bearing interest at the Base Rate, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurocurrency Loan, one, two, three or six months thereafter, and (c) in the case of a Swing Loan bearing interest at the Swing Loan Lender’s Quoted Rate, on the date one to five days thereafter as mutually agreed to by the Company, on behalf of the applicable Borrower, and the Administrative Agent; provided, however, that:

(i)any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, and any Interest Period for a Borrowing of Term Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of the Term Loans shall end on the final maturity date of the Term Loans;

(ii)no Interest Period with respect to any portion of the Revolving Loans consisting of Eurocurrency Loans shall extend beyond the Revolving Credit Termination Date and no Interest Period with respect to any portion of the Term Loans shall extend beyond the final maturity date of the Term Loans;

(iii)no Interest Period with respect to any portion of the Term Loans consisting of Eurocurrency Loans shall extend beyond a date on which the Borrowers are required to make a scheduled payment of principal on the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurocurrency Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

(iv)whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(v)for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.8.  Maturity of Loans.   (a) Scheduled Payments of Term Loans.  The Borrowers shall make principal payments on the Term Loans in quarterly installments on the last day of each March, June, September, and December in each year, commencing with the quarter ending March 31, 2009, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Scheduled Principal Payment on Term Loans
03/31/09	$3,750,000
06/30/09	$3,750,000
09/30/09	$3,750,000
12/31/09	$3,750,000
03/31/10	$3,750,000
06/30/10	$3,750,000
09/30/10	$3,750,000
12/31/10	$3,750,000
03/31/11	$3,750,000
06/30/11	$3,750,000
09/30/11	$3,750,000
11/01/11	$33,750,000

; it being agreed that the final payment of both principal and interest not sooner paid on the Term Loans shall be due and payable on November 1, 2011 the final maturity thereof.  Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages; provided, however, that if any additional Term Loans are advanced pursuant to Section 1.17 hereof, each scheduled installment due from and after the date of such advance through September 30, 2011 shall be increased by an amount equal to the product of (A) such additional Term Loan advance multiplied by (b) an amount (expressed as a percentage), the numerator of which is the amount of the scheduled installment for such period (without giving effect to such additional Term Loan) and the denominator of which is the outstanding principal balance of the Term Loans (without giving effect to such additional Term Loans).

(b)  Revolving Loans and Swing Loans.  Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 1.9.  Prepayments  (a) Optional.   The Borrowers may prepay in whole or in part (but, if in part, then:  (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurocurrency Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.5 and 1.16 hereof remains outstanding) any Borrowing of (y) Eurocurrency Loans at any time upon 3 Business Days prior notice by the Company, on behalf of the Borrowers, to the Administrative Agent, or (z) Base Rate Loans, at any time upon notice delivered by the Company, on behalf of the Borrowers, to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurocurrency Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b)  Mandatory.  (i) Dispositions or Event of Loss.  If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $10,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers, then (x) the Company shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash  Proceeds to be received by such Person in respect thereof) and (y) promptly upon receipt by such Person of such Net Cash Proceeds in excess of $10,000,000 from such Disposition or Event of Loss, the Company shall cause such Person to prepay the Term Loans (or all outstanding Loans and L/C Obligations if an Event of Default exists) in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $10,000,000; provided that in the case of each Disposition or Event of Loss, if the Company states in its notice of such event that such Person intends to reinvest, within 360 days of the applicable Disposition or Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then so long as no Default or Event of Default then exists, such Person shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 360-day period.  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, then to the outstanding principal amount of Revolving Loans until paid in full and then to cash collateralized Letters of Credit in accordance with Section 9.4 hereof.

(ii)Debt Issuance.  If after the Closing Date the Company or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7 hereof, the Company shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Person in respect thereof.  Promptly upon receipt by such Person of Net Cash Proceeds of such issuance, the Company shall cause such Person to prepay the Term Loans (or all outstanding Loans and L/C Obligations if an Event of Default exists) in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, then to the outstanding principal amount of Revolving Loans until paid in full and then to cash collateralized Letters of Credit in accordance with Section 9.4 hereof.  The Borrowers and Guarantors acknowledge that their performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of this Agreement.

(iii)Commitment Terminations.  The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Credit Loans and Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Credit Loans and Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(iv)Application of Prepayments.  Unless the Company, on behalf of the Borrowers, otherwise directs, prepayments made under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurocurrency Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof.  Each prefunding of L/C Obligations shall be made in accordance with Section  9.4 hereof.

(c)Notice; Reborrowing.  The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowers.  Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the Term Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof.

Section 1.10. Default Rate.  Notwithstanding anything to the contrary contained in Section 1.3 hereof, while any Event of Default exists or after acceleration, the Borrowers shall, jointly and severally, pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations and letter of credit fees at a rate per annum equal to:

(a)for any Base Rate Loan or Swing Loans bearing interest at the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)for any Eurocurrency Loan or Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d)for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section  2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrowers.  While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11.  Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)  The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)  Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrowers shall execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Term Loan, Commitment, or Swing Line Sublimit, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12.  Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)any payment, prepayment or conversion of a Eurocurrency Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)any failure (because of a failure to meet the conditions of Section 7 or otherwise) by any Borrower to borrow or continue a Eurocurrency Loan or Swing Loan, or to convert a Base Rate Loan into a Eurocurrency Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.16 hereof,

(c)any failure by a Borrower to make any payment of principal on any Eurocurrency Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, within 15 days after the demand by such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Company, on behalf of the Borrowers, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prime facie correct, absent manifest error.

Section 1.13.  Commitment Terminations.  (a) Optional Revolving Credit Terminations.  The Borrowers shall have the right at any time and from time to time, upon 5 Business Days prior written notice given by the Company to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and all L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to an amount equal to the reduced aggregate amount of the Revolving Credit Commitments.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)  Mandatory Revolving Credit Termination.  If at any time Net Cash Proceeds or other amounts remain after the prepayment of the Term Loans in full pursuant to Section 1.9(b)(i) or (ii) hereof, the Revolving Credit Commitments shall ratably terminate by an amount equal to 100% of such excess (i) to the extent the Revolving Credit Commitments in effect at such time exceed $50,000,000; provided, that in the absence of an Event of Default that has occurred and is continuing, such termination shall not reduce the Revolving Credit Commitments below $50,000,000 and (ii) to the extent that the Revolving Credit Commitments in effect at such time are $50,000,000 or less, then the Revolving Credit Commitments shall only be terminated if an Event of Default has occurred and is continuing.

(c)  No Reinstatement.  Any termination of the Revolving Credit Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14.  Substitution of Lenders.  In the event (a) the Borrowers receive a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrowers receive a notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c) or (d) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at the Borrowers’ expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrowers shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned except if such Lender is being replaced pursuant to clause (c) above) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.15.  Appointment of the Company as Agent for Borrowers.  Each Borrower hereby irrevocably appoints the Company as its agent hereunder to make requests on such Borrower’s behalf under Section 1 hereof for Borrowings, to request on such Borrower’s behalf Letters of Credit and to execute all Applications therefor, and to take any other action contemplated by the Loan Documents with respect to the credit extended hereunder to such Borrower.  The Administrative Agent and the Lenders shall be entitled to conclusively presume that any action by the Company under the Loan Documents is taken on behalf of all of the Borrowers whether or not the Company so indicates.

Section 1.16. Swing Loans (a) Generally.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrowers, or any of them, under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit.  Swing Loans may be availed by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided, that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto.  Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $50,000.

(b)  Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed).  Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c)  Requests for Swing Loans.  The Company, on behalf of the applicable Borrower, shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which a Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor.  The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Company, on behalf of the applicable Borrower.  After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate (which shall never be less than the Administrative Agent’s cost of funds) to the Company, on behalf of the applicable Borrower, at which the Swing Line Lender would be willing to make such Swing Loan available to such Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”).  The Borrowers acknowledge and agree that the interest rate quote is given for immediate and irrevocable acceptance.  If the Company, on behalf of the applicable Borrower, does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by such Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect.  Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrowers shall be deposited or otherwise wire transferred to such Borrower’s Designated Disbursement Account or as the Company, on behalf of the relevant Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree.  Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)  Refunding Loans.  In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to act on their behalf for such purpose) and with notice to the Company, on behalf of the Borrowers, and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given.  Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to any Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s (or its Affiliate’s) office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given.  The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)  Participations.  If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.16(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to a Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans.  Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan.  The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Borrower, any other Lender, or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.17.  Increase in Revolving Credit Commitments, Additional Term Loans.  The Company, on behalf of the Borrowers, may from time to time in consultation with the Administrative Agent, on any Business Day prior to the Revolving Credit Termination Date so long as no Event of Default exists, increase the aggregate outstanding amount of the Revolving Credit Commitments and/or increase the aggregate outstanding principal amount of the Term Loans, by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit H or in such other form reasonably acceptable to the Administrative Agent at least ten (10) Business Days prior to the stated effective date of such increase (the “Commitment Amount Increase”) identifying any additional Lender(s) (or additional Revolving Credit Commitment or Term Loans for existing Lender(s)) and the amount of its Revolving Credit Commitment or Term Loans (or additional amount of its Revolving Credit Commitment(s) or Term Loans); provided, however, that (i) any increase shall be in an amount not less than $10,000,000 and for all such increases shall not exceed $50,000,000 in the aggregate, (ii) any additional Term Loans advanced hereunder shall be on the same terms and conditions as the Term Loans except that the Borrowers and the Lenders providing such additional Term Loans may determine the interest rate applicable to such additional Term Loans, and (iii) if the Borrowers invite additional Lenders to join this Agreement, such additional Lenders shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.  The effective date of any Commitment Amount Increase shall be agreed upon by the Borrowers and the Administrative Agent.  It shall be a condition to such effectiveness that either no Eurocurrency Loans be outstanding on the date of such effectiveness or the Borrowers pay any applicable breakage cost under Section 1.12 incurred by any Lender resulting from the repayment of the applicable Loans.  The Borrowers agree to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or advance additional Term Loans and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or advance additional Term Loans.  Any additional Term Loan advanced under this Section 1.17 shall be a “Term Loan” for all purposes of this Agreement.

Section 1.18.  Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of receiving such voluntary prepayment, be applied to the Loans of the other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the Company in the event that the Company has delivered to the L/C Issuer cash collateral pursuant to clause (e) below or, if such cash collateral has not been delivered, to the L/C Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Default Period with respect to such Defaulting Lender, the Borrowers shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be held by the Administrative Agent as set forth in Section 9.4 hereof).  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.18, performance by the Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.18.  The rights and remedies against a Defaulting Lender under this Section 1.18 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2.   FEES.

Section 2.1.  Fees.  (a) Revolving Credit Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments.  Such commitment fee shall be payable quarter-annually in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)  Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the applicable Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter.  In addition, the applicable Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit established by the L/C Issuer from time to time.

(c)  Upfront Fees.  On the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, upfront fees in the amounts previously agreed to by the Borrowers, the Lenders and the Administrative Agent.

(d)  Administrative Agent Fees.  The Borrowers shall pay to the Administrative Agent, for its own use and benefit, the arrangement fees and administrative fees agreed to between the Administrative Agent and the Borrowers in a fee letter dated as of October 17, 2008 or as otherwise agreed to in writing between them.

(e)  Audit Fees.  The Borrowers shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrowers shall not be required to pay the Administrative Agent for more than one such audit per calendar year.

SECTION 3.PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Company, on behalf of the Borrowers), for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrowers will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent or the Lenders under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c)third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)finally, to the Company, on behalf of the Borrowers, or whoever else may be lawfully entitled thereto.

Section 3.2.  Account Debit.  Each Borrower hereby irrevocably authorizes the Administrative Agent to charge any of such Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrowers or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.  THE COLLATERAL AND GUARANTIES.

Section 4.1.  Collateral.  The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) valid, perfected and enforceable Liens on all right, title, and interest of the Company and each Subsidiary in all capital stock and other equity interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Company and each Domestic Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof (the “Collateral”); provided, however, that:  (i) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash accounts maintained by the Company and its Subsidiaries in proximity to their operations need not be perfected, provided that the total amount on deposit at any one time not so perfected shall not exceed $1,000,000 in the aggregate and Liens on payroll accounts maintained by the Company and its Subsidiaries need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations, (ii) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary which, if granted, would cause a material adverse effect on the Company’s federal income tax liability shall be limited to 65% of the total outstanding Voting Stock of such Foreign Subsidiary, (iii) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens need not be granted on the Collateral of a Foreign Subsidiary which, if granted, would cause a material adverse effect on the Company’s federal income tax liability, (iv) unless otherwise required by the Administrative Agent or the Required Lenders, Foreign Subsidiaries need not grant to the Administrative Agent Liens on the capital stock or other equity interests held by such Foreign Subsidiary in another Foreign Subsidiary, and (v) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on U.S. general intangibles, to the extent perfected by recording an instrument with the U.S. Patent and Trademark Office, need only be perfected on material U.S. general intangibles.  The Borrowers and Guarantors acknowledge and agree that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case, pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.2.  Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Subsidiary of the Company (other than the Borrowers) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified, or supplemented from time to time (individually a “Guaranty” and collectively, the “Guaranties”, and the Company and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”); provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a guarantor hereunder if providing such Guaranty would cause a material adverse effect on the Company’s federal income tax liability.

Section 4.3.  Joint and Several Obligors.  The payment and performance of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability shall at all times be a joint and several obligation of each Borrower pursuant to Section 12.10 hereof.

Section 4.4.  Further Assurances.  The Company and each other Borrower agree that each shall, and shall cause each of its Subsidiaries to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for and maintain the guarantees contemplated by this Section 4.  In the event the Company, any other Borrower or any other Subsidiary of the Company forms or acquires any Subsidiary after the date hereof, except as otherwise provided in Section 4.1 and 4.2 above, the Company and the other Borrowers shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as are required by this Section 4 and as the Administrative Agent may then require, and the Company and the Borrowers shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.  DEFINITIONS; INTERPRETATION.

Section 5.1.  Definitions.  The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Company or any Subsidiary in an Acquisition after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or a Subsidiary of a Borrower is the surviving entity.

“Additional Guarantor Supplement” means a letter to the Administrative Agent in the form attached hereto as Exhibit F executed by a Subsidiary of the Company after the date hereof whereby it acknowledges that it is a party hereto as a Guarantor and is liable for the Obligations pursuant to Section 12 hereof.

“Adjusted EBITDA” means, with reference to any period, the sum of (a) the EBITDA of the Company and its Subsidiaries for such period, plus (without duplication) (b) EBITDA of any Person and its subsidiaries acquired pursuant to Section 8.9(k) hereof for such period (as if any such Permitted Acquisition had occurred on the first day of such period), plus (c) adjustments associated with any Permitted Acquisition to the extent reasonably acceptable to the Administrative Agent, plus (d) non-recurring costs and extraordinary expenses incurred during the fiscal year ended December 31, 2007 in connection with the recall of specific components from the Thomas and Friends product line in an aggregate amount not to exceed $28,300,000, plus (e) other fees, costs and expenses incurred or provided for (minus rebates and other reimbursements) related to the recall of specific components from the Thomas and Friends product line not to exceed $5,000,000 during the fiscal year ending December 31, 2008, plus (f) non-recurring costs in connection with the settlement of claims with HIT Entertainment in an aggregate amount not to exceed $15,000,000, plus (g) losses on the sale, transfer or disposition of Property during such period, plus (h) non-recurring costs in connection with the termination of the purchase agreement for the children’s book division of Publications International, Limited in an aggregate amount not to exceed $2,000,000, plus (i) non-cash charges relating to the write-down of the Company’s investment in Meteor the Monster Truck, Inc. not to exceed $2,100,000 in the aggregate, minus (j) gains on the sale or transfer of Property during such period, minus (k) EBITDA of any Person and its subsidiaries sold, transferred or otherwise disposed of during such period (as if any such sale, transfer or disposition had occurred on the first day of such period).

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurocurrency Reserve Percentage

“Administrative Agent” means Bank of Montreal and any successor pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under revolving credit and Term Credit and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans under Revolving credit and Term Credit and Letter of credit Fee Shall Be:	Applicable Margin for Commitment Fee Shall Be:
V	Greater than or equal to 2.25 to 1.0	2.25%	3.25%	0.50%
IV	Less than 2.25 to 1.0, but greater than or equal to 1.75 to 1.0	2.00%	3.00%	0.50%
III	Less than 1.75 to 1.0, but greater than or equal to 1.25 to 1.0	1.75%	2.75%	0.50%
II	Less than 1.25 to 1.0, but greater than or equal to 0.75 to 1.0	1.50%	2.50%	0.50%
I	Less than 0.75 to 1.0	1.25%	2.25%	0.45%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrowers ending on or after December 31, 2008, the date on which the Administrative Agent is in receipt of the Borrowers’ most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrowers have not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply).  If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Section 8.5(j) hereof is shown to be inaccurate at any time this Agreement is in effect (due to an error made by the Company, and not as a result of a change in GAAP) and as a result of such inaccuracy the Company is required to restate such financial statements (regardless of whether (i) the Revolving Credit Commitments are in effect or (ii) any Loan or other extension of credit is outstanding when such inaccuracy is discovered or such financial statement or compliance certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrowers shall promptly deliver to the Administrative Agent a correct compliance certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (z) the Borrowers shall promptly, but in any event within five (5) Business Days, pay to the Lenders the accrued additional interest (but not overdue interest) owing as a result of such increased Applicable Margin for such Applicable Period.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrowers pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrowers to the Administrative Agent, or any further or different officers of any Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

“Base Rate” means for any day the greatest of:  (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%, and (iii) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any date, the rate per annum determined by a fraction, the numerator of which is the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for an Interest Period equal to one month, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such date and the denominator of which is 1 minus the Eurodollar Reserve Percentage.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Borrowers” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurocurrency Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the applicable Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Company, on behalf of the Borrowers, pursuant to Section 1.6(a) hereof.  Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.16 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurocurrency Loan, on which banks are dealing in U.S. Dollar deposits in the interbank Eurocurrency market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by the Company and its Subsidiaries during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 33-1/3% or more of the outstanding capital stock or other equity interest of the Company on a fully-diluted basis, (b) the failure of the Company to own 100% of the Voting Stock of any Borrower, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Company or any Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company or such Borrower, as the case may be, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Security Agreement, and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitment Amount Increase” is defined in Section 1.17 hereof.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit H hereto.

“Commitments” means the Revolving Credit Commitments and Term Loan Commitments.

“Company” is defined in the introductory paragraph of this Agreement.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit, the Term Credit or the Swing Line.

“Credit Event” means the advancing of any Loan, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Disbursement Account” means collectively, the accounts of each Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as such Borrower’s Designated Disbursement Account (or such other account as the Company, on behalf of such Borrower, and the Administrative Agent may otherwise agree).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender” has the meaning set forth in Section 1.18.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise) and (b) such Defaulting Lender shall have delivered to the Company and the Administrative Agent a written reaffirmation of such Defaulting Lender’s intention to honor its obligations hereunder with respect to its Commitments.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections (a) through (f) of Section 8.10 hereof.

“Domestic Borrower” means collectively the Company and each Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any Person and with reference to any period, Net Income of such Person and its subsidiaries for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense of such Person and its subsidiaries for such period, (b) federal, state, and local income taxes for such period of such Person and its subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of such Person and its subsidiaries for such period, and (d) non-cash expenses related to equity awards.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or Guarantor or any of such Borrower’s or Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Credit Parties or any of their Subsidiaries or any business substantially similar thereto.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurocurrency Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property consisting of real estate, furniture, fixtures, equipment or other fixed assets, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 15, 2004, as amended, by and among LCBI, Learning Curve International, Inc., The First Years Inc., Racing Champions Worldwide Limited, the Guarantors party thereto, the lenders party thereto and Harris N.A., as administrative agent.

“Existing L/Cs” means the letters of credit issued and outstanding under the Existing Credit Agreement.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Adjusted EBITDA of the Company for the four consecutive fiscal quarters of the Company then ended minus Capital Expenditures during the same four fiscal quarters then ended to (b) Fixed Charges made during the same four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal during such period with respect to Indebtedness for Borrowed Money of the Company and its Subsidiaries, (b) cash Interest Expense for the Company and its Subsidiaries for such period, (c) federal, state, and local income taxes paid or payable in cash by the Company and its Subsidiaries during such period, net of cash refunds received or receivable by the Company or any Subsidiary during such period, all as disclosed on the Company’s cash flow statement, and (d) Restricted Payments permitted by Section 8.12(iii) hereof paid in cash during such period.

“Foreign Borrower” means each Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of a Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of a Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to a Borrower or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 4.2 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.2 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Liability” means the liability of a Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate floor agreements, interest rate exchange agreements, foreign currency contracts, currency swap contracts, or other similar interest rate or currency hedging arrangements as such Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, it being understood that the term “Indebtedness for Borrowed Money” shall not include trade payables arising in the ordinary course of business.

“Interest Expense” means, for any Person with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.7 hereof.

“L/C Issuer” means (i) with respect to the Existing L/Cs, Harris N.A. and (ii) with respect to all other L/Cs, the Administrative Agent, or any other Lender requested by the Company, on behalf of the Borrowers, and approved by the Administrative Agent in its reasonable discretion with respect to any Letter of Credit.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes each financial institution party hereto and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“Leverage Ratio” means, at any time the same is to be determined, the ratio of (i) Total Funded Debt of the Company and its Subsidiaries as of the last day of the most recently completed fiscal quarter of the Company to (ii) Adjusted EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended.

“LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the appropriate page on the Reuters Service in the relevant currency (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan or Term Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or, condition (financial or otherwise) of any Borrower or of the Borrowers and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition; (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, (ii) sale or other transactional taxes paid or payable by such Person as a direct result of such Event of Loss, and (iii) amounts required to be applied to repay principal of, premium, if any, and interest on any Indebtedness for Borrowed Money secured by a Lien on the Property (or portion thereof) so damaged or taken (other than the Obligations hereunder) which is required to be and is repaid in connection with such Event of Loss; and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, for any Person and with reference to any period, the net income (or net loss) of such Person and its subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a subsidiary of, or has merged into or consolidated with, such Person or another subsidiary of such Person, and (b) the net income (or net loss) of any other Person (other than a subsidiary of such Person) in which such Person or any subsidiary of such Person has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to such Person or such subsidiary during such period.

“Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means all obligations of the Borrowers, or any of them, to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Credit Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)the Total Consideration for the Acquired Business does not exceed $15,000,000 and the Total Consideration for all Acquired Businesses does not exceed $30,000,000 in the aggregate for all Acquisitions completed after the Closing Date;

(b)the Acquired Business is an Eligible Line of Business;

(c)the Acquisition shall not be a Hostile Acquisition;

(d)the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review of a scope satisfactory to the Administrative Agent;

(e)in the event of a merger involving the Company, the Company must be the entity surviving the merger;

(f)if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrowers shall have complied with the requirements of Section 4 hereof in connection therewith;

(g)the Borrowers shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrowers would have a Leverage Ratio as of the last day of the last fiscal quarter for which financial statements have been delivered on a pro forma basis that is at least 0.25:1.00 below the then maximum Leverage Ratio permitted by Section 8.21(i) (assuming the indebtedness incurred at the time of such Acquisition was incurred on the first day of such 12-month period and on a pro forma basis after giving effect to such Acquisition);

(h)immediately prior to and after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.21 hereof on a pro forma basis; and

(i)after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have not less than $35,000,000 of Unused Revolving Credit Commitments.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Restricted Payments” is defined in Section 8.12 hereof.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Credit Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.16 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of any Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.  The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $70,000,000 on the date hereof.

“Revolving Credit Termination Date” means November 1, 2011, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Revolving Loan under the Revolving Credit.

“Revolving Note” is defined in Section 1.11 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement among the Domestic Borrowers, the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a subsidiary of the Company or any other Credit Party or of any of their direct or indirect Subsidiaries, as applicable.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.16 hereof.

“Swing Line Lender” means BMO Capital Markets Financing, Inc., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.12 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.16(c) hereof.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.16 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Term Credit” means the credit facility for the Term Loans described in Section 1.1(a) hereof.

“Term Loan” is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date or thereafter pursuant to Section 1.17 hereof in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.  The Borrowers and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $75,000,000 on the date hereof.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 1.11 hereof.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, plus (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or any Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of (but without duplication) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time, including all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any Subsidiary or which the Company or any Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any Subsidiary has otherwise assured a creditor against loss.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2.  Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3.  Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers and their Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.  REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to make the extensions of credit contemplated hereby, each of the Credit Parties represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1.  Organization and Qualification.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.  Subsidiaries.  The Company holds 100% of the issued and outstanding stock of each of the other Borrowers.  Each Subsidiary of the Borrowers is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.  Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by a Borrower or another Subsidiary are owned, beneficially and of record, by such Borrower or such Subsidiary, as the case may be, free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3.  Authority and Validity of Obligations.  Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by it, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by each Credit Party have been duly authorized, executed, and delivered by such Credit Party and constitute valid and binding obligations of such Credit Party enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Credit Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Credit Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement or other organizational document) of any Credit Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Credit Party or any of its Property, in each case where such contravention or default, individually or in the aggregate,  could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Credit Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4.  Use of Proceeds; Margin Stock.  The Borrowers shall use the proceeds of the Term Loans and the Revolving Credit to refinance existing indebtedness and to fund a portion of the fees and expenses incurred or otherwise required to be paid in connection with the consummation of the transactions contemplated by this Agreement; and the Borrowers shall use the proceeds of the Revolving Credit to finance Permitted Acquisitions, to finance Capital Expenditures, to finance Restricted Payments permitted by Section 8.12 hereof (other than Restricted Payments permitted by Section 8.12(iii)), for its general working capital purposes, and for such other legal and proper purposes as are consistent with all applicable laws.  None of the Borrowers or Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of each Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.  Financial Reports.   The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2008, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the three months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  None of the Borrowers or Subsidiaries have contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6.  No Material Adverse Change.  Since December 31, 2007, there has been no change in the condition (financial or otherwise) of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have had a Material Adverse Effect.

Section 6.7.  Full Disclosure.  The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Credit Parties only represent that the same were prepared on the basis of information and estimates the Credit Parties believed to be reasonable.

Section 6.8.  Trademarks, Franchises, and Licenses.  Each Credit Party and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9.  Governmental Authority and Licensing.  Each Credit Party and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Credit Party, threatened.

Section 6.10.  Good Title.  Each Credit Party and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11.  Litigation and Other Controversies.  There is no litigation or arbitration or governmental proceeding or labor controversy pending, nor to the knowledge of any Credit Party threatened, against any Credit Party or any Subsidiary which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.  Taxes.  All tax returns required to be filed by any Credit Party (to the best of such Credit Party’s knowledge with respect to any local tax returns) or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon any Credit Party or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  No Credit Party knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of each Credit Party and its Subsidiaries have been made for all open years, and for each such Person’s current fiscal period.

Section 6.13.  Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Credit Party of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and except where failure to obtain such authorization, consent, license, exemption, registration or approval would not have a Material Adverse Effect.

Section 6.14.  Affiliate Transactions.  Neither any Credit Party nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Credit Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.  Investment Company.  Neither any Credit Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.  ERISA.  Each Credit Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither any Credit Party nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.  Compliance with Laws.  The Credit Parties and their Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither any Credit Party nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18.  Other Agreements.  Neither any Credit Party nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19.  Solvency.  Each Credit Party and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20.  No Default.  No Default or Event of Default has occurred and is continuing.

Section 6.21.  No Broker Fees.  No broker’s or finder’s fee or commission will be payable by the Credit Parties with respect hereto or any of the transactions contemplated hereby; and the Credit Parties hereby agree to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 7.  CONDITIONS PRECEDENT

Section 7.1.  All Credit Events.  At the time of each Credit Event hereunder:

(a)each of the representations and warranties set forth herein shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b)each Credit Party and each Subsidiary shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of any Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2.  Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a)the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrowers, the Guarantors party hereto and the Lenders;

(b)if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)the Administrative Agent shall have received the Security Agreement duly executed by each Credit Party party thereto, together with (i) original stock certificates or other similar instruments or securities representing the issued and outstanding shares of capital stock or other equity interests in each Subsidiary to the extent required by Section 4.1 hereof, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Company and each Subsidiary, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral assignments to the extent requested by the Administrative Agent, (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent and (vi) landlord’s and warehouseman’s lien waivers to the extent required by the Security Agreement;

(d)the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender’s loss payee;

(e)the Administrative Agent shall have received copies of each Credit Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or officer or manager holding a comparable office);

(f)the Administrative Agent shall have received copies of resolutions of each Credit Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Credit Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or officer or manager holding a comparable office);

(g)the Administrative Agent shall have received copies of the certificates of good standing for each Credit Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h)the Administrative Agent shall have received a list of the Borrowers’ Authorized Representatives;

(i)there shall be no injunction, temporary restraining order or other legal action in effect which would prohibit the consummation of the transaction contemplated under this Agreement and the initial Credit Event;

(j)the Administrative Agent shall have received a certificate regarding the solvency of the Company and its Subsidiaries, after giving effect to the initial Credit Event, executed by the chief financial officer of the Company;

(k)the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

(l)the Administrative Agent shall have a confirmation that (i) the Company’s Adjusted EBITDA for the twelve-month period ended September 30, 2008 was at least $64,000,000 and (ii) the Leverage Ratio is not greater than 2.2 to 1.0, for the period ended September 30, 2008, each calculated based on pro forma consolidated Adjusted EBITDA for the twelve-month period ended September 30, 2008, and after giving effect to the initial Credit Event;

(m)no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of any Borrower or Subsidiary from that reflected in the financial statements as December 31, 2007 shall have occurred;

(n)each Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the financial condition of the Borrowers and their Subsidiaries, and the lack of material contingent liabilities of the Borrowers and their Subsidiaries;

(o)the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Company, LCBI and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(p)the Administrative Agent shall have received pay-off and lien release letters from secured creditors of each Credit Party setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for their account) and containing an undertaking to cause to be delivered to the Administrative Agent (or authorizing the Administrative Agent to file) UCC termination statements and any other lien release instruments necessary to release such secured creditor’s Liens on the assets of each Credit Party, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(q)the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to each of the Credit Parties, in form and substance satisfactory to the Administrative Agent;

(r)the Administrative Agent shall have received an Internal Revenue Service Form W-9, or Form W-8, as applicable, duly executed by each Credit Party in form and  substance acceptable to the Administrative Agent;

(s)after giving effect to the initial Credit Event hereunder, the aggregate amount of Loans and L/C Obligations outstanding shall not exceed $130,000,000;

(t)the Administrative Agent shall have received certificates of merger evidencing the merger of (i) The First Years, Inc., a Delaware corporation with and into The First Years, Inc., a Massachusetts corporation (“TFY(MA)”) with TFY(MA) as the surviving corporation and (ii) TFY(MA) with and into LCBI with LCBI being the surviving corporation; and

(u)the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.  COVENANTS.

The Credit Parties agree that, so long as any credit is available to or in use by the Borrowers, or any of them, hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business.  (a)  Each Credit Party shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof.

(b)  Each Credit Party shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2.  Maintenance of Properties.  Each Credit Party shall, and shall cause each Subsidiary to, maintain, preserve, and keep its Property, plant, and equipment used or useful in its business in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

Section 8.3.  Taxes and Assessments.  Each Credit Party shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor and except to the extent that failure to so pay or discharge would not have a Material Adverse Effect.

Section 8.4.  Insurance.  Each Credit Party shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Credit Party shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Credit Parties shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents.  Each Credit Party shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5.  Financial Reports.  The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP.  The Company and each Borrower shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrowers and their respective Subsidiaries as the Administrative Agent or such Lender may reasonably request; and without any request, the Company and the Borrowers shall furnish to the Administrative Agent and the Lenders:

(a)as soon as available, and in any event within 45 days after the close of each fiscal quarter of each fiscal year of the Company (or such shorter period as may be required by the SEC for filing quarterly reports with the SEC), a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Company acceptable to the Administrative Agent;

(b)as soon as available, and in any event within 90 days after the close of each fiscal year of the Company (or such shorter period as may be required by the SEC for filing annual reports with the SEC), a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Company and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Company or any Subsidiary with any securities exchange or the SEC;

(f)promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Company or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Company or any Subsidiary, or its business;

(g)as soon as available, and in any event within 60 days after the end of each fiscal year of the Company, a copy of the Company’s consolidated and consolidating operating budget for the following fiscal year, in reasonable detail prepared by the Company and in form satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such operating budget);

(h)notice of any Change in Control;

(i)promptly after knowledge thereof shall have come to the attention of any responsible officer of any Credit Party, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) of the occurrence of any Default or Event of Default hereunder, or (iii) upon the occurrence of or any condition exists that could reasonably be expected to have a Material Adverse Effect; and

(j)with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Company or another officer of the Company acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Credit Parties or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations in respect of Section 8.9(h) hereof and supporting such statements in respect of Section 8.21 hereof.

Section 8.6.  Inspection.  The Credit Parties shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each Credit Party hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders and the L/C Issuer the finances and affairs of such Credit Party and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or the L/C Issuer may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrowers.

Section 8.7.  Borrowings and Guaranties. The Credit Parties shall not, nor shall they permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrowers and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates in the case of Hedging Liability);

(b)the Guaranties;

(c)purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $500,000 in the aggregate at any one time outstanding;

(d)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)unsecured intercompany indebtedness among the Company and its Domestic Subsidiaries, provided that any such indebtedness shall be fully subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)unsecured intercompany indebtedness among the Company, the Domestic Subsidiaries and the Foreign Subsidiaries, provided that any such indebtedness (i) shall be fully subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) is permitted by Section 8.9(h) hereof;

(g)the Company’s guarantee of the obligations of LCBI with respect to its licensing arrangements with Disney Enterprises, Inc.; and

(h)a guaranty by a Credit Party of indebtedness of another Credit Party permitted by this Section 8.7; and

(i)Indebtedness for Borrowed Money and other contingent obligations other than those which are permitted by the foregoing subsections (a) through (f) provided such Indebtedness and other contingent obligations do not exceed $10,000,000 at any time outstanding for the Company and its Subsidiaries in the aggregate.

Section 8.8.  Liens.  The Credit Parties shall not, nor shall they permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Credit Party or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Credit Parties and their Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

(d)Liens on Property of any Credit Party or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(c) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of such Credit Party or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)any interest or title of a lessor under any operating lease;

(f)easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary; and

(g)the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents; and

(h)Liens other than those permitted by any of the foregoing subsections (a) through (g) provided such Liens do not extend to any Collateral and provided further that such Liens secure obligations not exceeding $10,000,000 in the aggregate for the Company and its Subsidiaries.

Section 8.9.  Investments, Acquisitions, Loans and Advances.  The Credit Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)  investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)  investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)  investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)  investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)  investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)  the Company’s investments from time to time in its Domestic Subsidiaries, and investments made from time to time by any such Domestic Subsidiary in one or more of its Domestic Subsidiaries;

(g)  intercompany advances made from time to time from the Company or any Domestic Subsidiary to any one or more Domestic Subsidiaries in the ordinary course of business to finance working capital needs;

(h)  intercompany advances and loans made from time to time by the Company and its Domestic Subsidiaries to any one or more Foreign Subsidiaries (net of intercompany advances and loans made from time to time by any one or more Foreign Subsidiaries to the Company and its Domestic Subsidiaries) in an aggregate net amount not to exceed $53,000,000 as of the last day of each fiscal quarter of the Company (it being acknowledged that the net amount of such advances and loans was $42,737,304 as of September 30, 2008), as such limitation shall be reduced dollar-for-dollar by the amount of any investment made after the Closing Date by the Company or any Domestic Subsidiary in the common stock or paid-in-capital of any Foreign Subsidiary;

(i) investments made from time to time by any Foreign Subsidiary in one or more of its Foreign Subsidiaries;

(j)  intercompany advances and loans made from time to time from any Foreign Subsidiary to any one or more Foreign Subsidiaries in the ordinary course of business to finance working capital needs;

(k)  Permitted Acquisitions; and

(l)  other investments, loans, and advances in addition to those otherwise permitted by this Section provided that such investments, loans and advances do not exceed $7,500,000 individually or $15,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10.  Mergers, Consolidations and Sales.  The Credit Parties shall not, nor shall they permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)  the sale or lease of inventory in the ordinary course of business;

(b)  the sale, transfer, lease or other disposition of Property of any Credit Party and its Subsidiaries to one another in the ordinary course of its business; provided that any sale, transfer, lease or other disposition of Property to a Foreign Subsidiary for less than fair market value shall be deemed an investment in such Foreign Subsidiary to the extent of such deficiency and shall utilize the basket set forth in Section 8.9(h) hereof;

(c)  the merger of a Credit Party or any Subsidiary of a Credit Party with and into any Credit Party or any other Subsidiary of a Credit Party, provided that, in the case of any merger involving a Credit Party, such Credit Party is the corporation surviving the merger and, in the case of any merger of a Borrower and a Guarantor, such Borrower is the corporation surviving the merger;

(d)  the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)  the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the relevant Credit Party or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(f)  the sale, transfer, lease or other disposition of Property of any Credit Party or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Credit Parties and their Subsidiaries not more than $10,000,000 during any fiscal year of the Credit Parties.

Section 8.11.  Maintenance of Subsidiaries.  The Credit Parties shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(c) above.

Section 8.12.  Dividends and Certain Other Restricted Payments.  The Credit Parties shall not, nor shall they permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent the following (all of which are referred to collectively as “Restricted Payments”): (i) the making of dividends or distributions by any Wholly-owned Subsidiary of any Credit Party to its parent corporation, (ii) dividends payable solely in the same class of capital stock of such Person, (iii) the making of regularly scheduled dividends to the Company’s shareholders, provided that (A) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and (B) such dividends shall be paid out of Net Income, and (iv) the Company’s repurchase of shares of its capital stock on the open market or non-scheduled, non-recurring dividends, provided that (A) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof on an actual or pro forma basis, (B) after giving effect to such repurchase or dividend, the Borrowers would have a Leverage Ratio on a pro forma basis of at least 0.25:1.00 below the then maximum Leverage Ratio permitted by Section 8.21(i), (C) after giving effect to such repurchase or dividend, there shall be at least $35,000,000 in Unused Revolving Credit Commitments and (D) the aggregate amount for such share repurchase or non-scheduled, non-recurring dividend shall not exceed $5,000,000 for each fiscal year of the Company and $15,000,000 during the term of the facilities.

Section 8.13.  ERISA.  The Credit Parties shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  The Credit Parties shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Credit Party or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Credit Party or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14.  Compliance with Laws.  Each Credit Party shall, and shall cause each Subsidiary to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 8.15.  Burdensome Contracts With Affiliates. The Credit Parties shall not, nor shall they permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Credit Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16.  No Changes in Fiscal Year.  The fiscal year of the Company and its Subsidiaries ends on December 31 of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17.  Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Subsidiary of the Company (whether direct or indirect), the Company shall provide the Administrative Agent and the Lenders notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary) and, in the case of the formation or acquisition of a Domestic Subsidiary of the Company, comply with the requirements of Section 4 hereof on a timely basis.

Section 8.18.  Change in the Nature of Business.  The Credit Parties shall not, nor shall they permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of such Credit Party or such Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19.  Use of Loan Proceeds.  The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20.  No Restrictions.  Except as provided herein, the Credit Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Credit Party or such Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Credit Party or such Subsidiary, (b) pay any indebtedness owed to any Borrower or any Subsidiary, (c) make loans or advances to any Borrower or any Subsidiary, (d) transfer any of its Property to any Borrower or any Subsidiary or (e) guarantee the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability, and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21.  Financial Covenants.  (i)  Leverage Ratio.  The Company shall not, as of the last day of each fiscal quarter of the Company, permit the Leverage Ratio to be greater than 2.50 to 1.0.

(ii)  Fixed Charge Coverage Ratio.  The Company shall not, as of the last day of each fiscal quarter of the Company, permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0.

(iii)  Operating Leases.  The Company shall not, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Company or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Company and its Subsidiaries under all such leases and similar arrangements would exceed $10,000,000 during any fiscal year of the Company.  Capital Leases shall not be included in computing compliance with this Section to the extent the Company’s and its Subsidiaries’ liability in respect of the same is permitted by Section 8.7(c) hereof.

(iv)  Clean-Down.  For a period of 60 consecutive days occurring between January 1 and April 30 of each year, the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations shall not exceed (A) $30,000,000 for the fiscal year ending December 31, 2009, (B) $27,500,000 for the fiscal year ending December 31, 2010 and (C) $25,000,000 for the fiscal year ending December 31, 2011.

Section 8.22. Post-Closing Covenants.  (i)  Deposit Account Control Agreements.  Not later than 30 days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion) and subject to Section 4.1 hereof, the Company shall, and shall cause each domestic Credit Party to, deliver to the Administrative Agent account control agreements with respect to each deposit account of the Company and domestic Credit Parties on terms reasonably acceptable to the Administrative Agent.

(ii)  Opinions of Counsel.  Not later than 5 Business Days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), each Foreign Borrower shall deliver an opinion of counsel in form and substance satisfactory to the Administrative Agent.  Notwithstanding anything else contained herein to the contrary, the Company may not request a Borrowing on behalf of any Foreign Borrower that has not delivered an opinion of counsel in form and substance satisfactory to the Administrative Agent and the Lenders shall not be obligated to advance any Borrowing to such Foreign Borrower until receipt of such opinion.

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES.

Section 9.1.  Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of 3 Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b)default in the observance or performance of any covenant set forth in Section 8.1(a), 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.21 or 8.22 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to the Borrowers by the Administrative Agent;

(d)any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Credit Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Credit Party or any Subsidiary aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Credit Party or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)any Credit Party or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Credit Party or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Credit Party Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)any Change of Control shall occur;

(j)any Credit Party or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Credit Party or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2.  Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrowers:  (i) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (ii) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (iii) if so directed by the Required Lenders, demand that the Borrowers immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrowers pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.  Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4.  Collateral for Undrawn Letters of Credit.  (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b), Section 1.18, Section 9.2 or 9.3 above, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)  All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the L/C Issuer (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability).  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer.  If and when requested by the Company, on behalf of the Borrowers, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability or Funds Transfer and Deposit Account Liability remain outstanding hereunder, then the Administrative Agent shall release to the Company, on behalf of the Borrowers, any remaining amounts held in the Collateral Account.

Section 9.5.  Notice of Default.  The Administrative Agent shall give notice to the Borrowers under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6.  Expenses.  The Borrowers jointly and severally agree to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Subsidiary as a debtor thereunder).

SECTION 10.CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurocurrency Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans.  The applicable Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Company, on behalf of the applicable Borrower, may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.  Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a)the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank Eurocurrency market for such Interest Period, or that by reason of circumstances affecting the interbank Eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans for such Interest Period or (ii) that the making or funding of Eurocurrency Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans shall be suspended.

Section 10.3.  Increased Cost and Reduced Return.  (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii)shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.  Any demand on the Borrowers by a Lender under this Section shall be accompanied by a certificate setting forth the amount of such increased cost or reduced sum in reasonable detail (including an explanation of the basis for and computation of such increased cost or reduced return).

(b)If, after the date hereof, any Lender, the L/ C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or L/C Issuer ’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer ’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction.  Any demand on the Borrowers by a Lender under this Section shall be accompanied by a certificate setting forth the amount of such reduced return in reasonable detail (including an explanation of the basis for and the computation of such reduced return).

(c)A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, absent manifest error, if reasonably determined.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 10.4.  Lending Offices.  Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurocurrency Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5.  Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank Eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.The Administrative Agent.

Section 11.1.  Appointment and Authorization of Administrative Agent.    Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2.  Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of such Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3.  Action by Administrative Agent.  If the Administrative Agent receives from any Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Company or a Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.  Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.  Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Credit Parties or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Credit Parties, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) reasonably believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrowers and their Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6.  Indemnity.  The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.  Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrowers and may be removed by the Required Lenders upon twenty (20) days prior written notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders.  Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, which appointment shall be with the Borrowers’ consent if no Event of Default exists.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment after the Administrative Agent has delivered its notice of resignation, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000, which appointment shall be with the Borrowers’ consent if no Event of Default exists.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  The removal of the Administrative Agent hereunder shall become effective 20 days after receipt of such notice of removal, and upon the effectiveness of such removal, the removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring or removed Administrative Agent’s resignation or removal (as the case may be) hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If the Administrative Agent resigns or is removed and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 11.8.  L/C Issuer and Swing Line Lender.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder.  The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 11.9.  Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom any Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof.  In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.

Section 11.10.  Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11.  Authorization to Release or Subordinate or Limit Liens.   The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(c) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

Section 11.12.  Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

SECTION 12.  THE GUARANTEES; JOINT AND SEVERAL OBLIGATIONS.

Section 12.1.  The Guarantees.  To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and each Domestic Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers, or any of them, under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against any Borrower or any such obligor in any such proceeding).  In case of failure by a Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower.

Section 12.2.  Guarantee Unconditional.  The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)  any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)  any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)  any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or of any other Guarantor contained in any Loan Document;

(d)  the existence of any claim, set-off, or other rights which any Borrower or any other Guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)  any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower, any other Guarantor, or any other Person or Property;

(f)  any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower, regardless of what obligations of the Borrowers remain unpaid;

(g)  any invalidity or unenforceability relating to or against any Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other Guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)  any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Borrowers under this Section 12.

Section 12.3.  Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability, shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Borrower or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.  Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of the Commitments and expiration of all Letters of Credit.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders the L/C Issuers (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.  Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer or any other Person against any Borrower, another Guarantor, or any other Person.

Section 12.6.  Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8.  Benefit to Guarantors.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9.  Guarantor Covenants.  Each Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.

Section 12.10.  Joint and Several Obligors  (a) Each Borrower agrees that it is jointly and severally liable for all the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of each other Borrower; provided, however, no Foreign Borrower shall be liable (whether as a joint and several obligor or as a guarantor) for the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of any Domestic Borrower.  Each Borrower further acknowledges and agrees that its joint and several liability on the Loans and on all other Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability owed by any Borrower or Borrowers is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Lenders or the Administrative Agent, and without limiting the generality of the foregoing, each Borrower’s joint and several liability on the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of the Borrowers shall not be impaired by any acceptance by the Administrative Agent or the Lenders of any other security for or guarantors upon the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability or by any failure, neglect or omission on the Lenders’ or the Administrative Agent’s part to resort to any one or all of the Borrowers for payment of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability or to realize upon or protect any collateral security therefor.  Each Borrower’s joint and several liability on the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of each Borrower shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans made to, other Borrowers.  Such joint and several liability of each Borrower shall also not be impaired or affected by any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability or of any guaranty thereof.  In order to enforce payment of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability, foreclose or otherwise realize on any collateral security therefor, and to exercise the rights granted to the Administrative Agent hereunder and thereunder and under applicable law, the Administrative Agent shall be under no obligation at any time to first resort to any collateral security, property, liens or any other rights or remedies whatsoever, and the Lenders shall have the right to enforce the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.  By its acceptance below, each Borrower hereby expressly waives and surrenders any defense to its joint and several liability on the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of each Borrower based upon any of the foregoing.  In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment such obligation is the joint and several obligation of each Borrower; provided, however, no Foreign Borrower shall be liable (whether as a joint and several obligor or as a guarantor) for the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of any Domestic Borrower.

SECTION 13.  MISCELLANEOUS.

Section 13.1.  Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by any Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower or such Guarantor is domiciled, any jurisdiction from which such Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the relevant Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrowers or such Guarantor shall reimburse the Administrative Agent, or L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made.  If any Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)  U.S. Withholding Tax Exemptions.  Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Company, on behalf of Borrowers, in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Company, on behalf of the Borrowers, or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent a certificate to the effect that it is such a United States person.

(c)  Inability of Lender to Submit Forms.  If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrowers and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2.  No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent, the L/C Issuer or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3.  Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4.  Documentary Taxes.  The Borrowers jointly and severally agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any is then in use or available hereunder.

Section 13.5.  Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6.  Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7.  Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8.  Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrowers given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrowers, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to any Borrower or any Guarantor: RC2 Corporation 1111 West 22nd Street, Suite 320 Oak Brook, Illinois 60523 Attention: Curt Stoelting Telephone: (630) 573-7200, ext. 7326 Telecopy: (630) 573-7578	to the Administrative Agent and L/C Issuer : Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention: Mr. Paul R. Feaser III Telephone: (312) 461-4170 Telecopy: (312) 765-1624

with a copy to:

James M. Bedore, Esq.
Reinhart Boerner Van Deuren, S.C.
1000 North Water Street
Milwaukee, Wisconsin  53202
Telephone:   (414) 298-8196
Facsimile:   (414) 298-8097

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9.  Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10.  Successors and Assigns.  This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations.  The Borrowers and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 13.11.  Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitment held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof.  The Borrowers authorize each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to any Borrower or any Subsidiary.

Section 13.12.  Assignments.  (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $5,000,000, in the case of any assignment in respect of any Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a)  the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(c)  the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d)  the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv)  Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)  No Assignment to any Borrower.  No such assignment shall be made to any Borrower or any of its Affiliates or Subsidiaries.

(vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b)  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)  Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)  Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line.  In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Company to appoint a successor shall not affect the resignation of the Swing Line Lender.  If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.16 hereof.

Section 13.13.  Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

(i)  no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder or of any indemnity or other provision relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to Loans and Letters of Credit (including, but not limited to Sections 1.12, 10.3 and 13.5 hereof), in each case, without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, (C) amend, modify or waive the application of proceeds set forth in Section 3.1 without the consent of each Lender affected thereby, or (D) amend or modify, the pro rata application of prepayments set forth in Section 1.9 without the consent of each Lender affected thereby;

(ii)  no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, increase the amount of Total Consideration set forth in clause (a) of the defined term Permitted Acquisition, increase the limitations set forth in Section 8.12(iv), increase the amount of the Clean-Down set forth in Section 8.21(iv), amend Section 13.11 or Section 13.12 to impose additional restrictions or requirements, change the provisions of this Section 13.13, release all or substantially all of the Guarantors or all or substantial all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii)  no amendment to Section 12 hereof shall be made without the consent of the Borrowers or the Guarantors affected thereby.

Section 13.14.  Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15.  Costs and Expenses; Indemnification.   (a) The Borrowers jointly and severally agree to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  The Borrowers jointly and severally agree to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Guarantor as a debtor thereunder).  The Borrowers further jointly and severally agree to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrowers, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, no Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

(b)  Each Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.16.   Set-off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to any Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of such Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of such Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17.  Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18.  Governing Law.  This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois; provided, however, that nothing herein or in any other Loan Document shall prevent any Credit Party from contesting or raising defenses to any confession of judgment obtained pursuant to 735 ILCS 5/2-1301(c).

Section 13.19.  Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20.  Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Company, on behalf of the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21.  Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22.  Lender’s and L/C Issuer’s Obligations Several; Lenders and their Affiliates.  The obligations of the Lenders and L/C Issuer hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.  Each Lender, L/C Issuer and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of any Borrower as if it were not a Lender hereunder; provided, however, that the foregoing shall not be deemed to permit any Credit Party to do that which is otherwise prohibited by the Loan Documents.

Section 13.23. Intentionally Omitted.  Intentionally Omitted.

Section 13.24.  Submission to Jurisdiction; Waiver of Jury Trial.  The Borrowers and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrowers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrowers, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 13.25.  USA Patriot Act.  Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or L/C Issuer to identify the Borrowers in accordance with the Act.

Section 13.26.   Confidentiality.  Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Company, on behalf of the Borrowers, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than any Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Borrower or any of the Subsidiaries or from any other Person on behalf of any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by any Borrower or any of the Subsidiaries or from any other Person on behalf of any Borrower or any of the Subsidiaries.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrowers”

RC2 Corporation
Learning Curve Brands, Inc.
Learning Curve Canada Limited
RC2 (Australia) Pty., Ltd.
RC2 Deutschland GmbH
Racing Champions International Limited
Racing Champions Worldwide Limited

By /s/ Curt Stoelting
Name Curt Stoelting
Title CEO

RC2 (ASIA) LIMITED

By /s/ Lo Siu Fen Helena
Name Lo Siu Fen Helena
Title Director

“Guarantors”

RCE Holdings, LLC
Learning Curve International, Inc.
Learningcurveshop.com, Inc.
Learning Curve Canada Holdco, Inc.

By /s/ Curt Stoelting
Name Curt Stoelting
Title CEO

“Lenders”

Bank of Montreal, in its individual capacity as an L/C Issuer and as Administrative Agent

By /s/ Paul R. Feaser III
Name Paul R. Feaser III
Title Vice President

Harris N.A., as an L/C Issuer

By /s/ Paul R. Feaser III
Name Paul R. Feaser III
Title Vice President

BMO Capital Markets Financing, Inc., as a Lender and Swing Line Lender

By /s/ Paul R. Feaser III
Name Paul R. Feaser III
Title Vice President

National City Bank, as a Lender

By /s/ Stephanie Kline
Name Stephanie Kline
Title Senior Vice President

U.S. Bank National Association, as a Lender

By /s/ Barry Litwin
Name Barry Litwin
Title Senior Vice President

Fifth Third Bank (Chicago), a MICHIGAN BANKING CORPORATION, as a Lender

By /s/ Kim Puszczewicz
Name Kim Puszczewicz
Title Vice President

The Northern Trust Company, as a Lender

By /s/ Jeffrey Clark
Name Jeffrey Clark
Title Senior Vice President

The Private Bank and Trust Company, as a Lender

By /s/ Michael F. Perry
Name Michael F. Perry
Title Associate Managing Director

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]
[Address]

Attention:

Reference is made to the Credit Agreement, dated as of November 3, 2008, among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions International Limited, Racing Champions Worldwide Limited, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [________________, as Borrower, has failed to pay its Reimbursement Obligation in the amount of $______________.  Your Revolver Percentage of the unpaid Reimbursement Obligation is $______________] or [__________________________ has been required to return a payment by ________________, as Borrower of a Reimbursement Obligation in the amount of $______________.  Your Revolver Percentage of the returned Reimbursement Obligation is $______________.]

Very truly yours,

BANK OF MONTREAL, as L/C Issuer

By____________________________________
    Name _______________________________
    Title ________________________________

EXHIBIT B

NOTICE OF BORROWING

Date: ___________, _____

To:
Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of November 3, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions International Limited, Racing Champions Worldwide Limited, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, RC2 Corporation, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.  The Business Day of the proposed Borrowing is ___________, ____.

2.  The aggregate amount of the proposed Borrowing is $______________.

3.  The applicable Borrower shall be _______________________________.

4.  The Borrowing is being advanced under the [Revolving] [Term] Credit.

5.  The Borrowing is to be comprised of $___________ of [Base Rate] [Eurocurrency] Loans.

[6.The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be _________________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)  the representations and warranties contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
(b)  no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

RC2 CORPORATION

By_____________________________________
    Name________________________________
    Title _________________________________

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:  ____________, ____

To:
Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of November 3, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions International Limited, Racing Champions Worldwide Limited, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, RC2 Corporation, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.  The applicable Borrower is ___________________.

2.  The conversion/continuation Date is __________, ____.

3.  The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

4.  The Loans are to be [converted into] [continued as] [Base Rate] [Eurocurrency Loans].

5.  [If applicable:]  The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)  the representations and warranties contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurocurrency Loan to a Base Rate Loan; and

(b)  no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

RC2 CORPORATION

By_____________________________________
    Name________________________________
    Title _________________________________

2

EXHIBIT D-1

TERM NOTE

U.S. $________________ November 3, 2008

For Value Received, the undersigned, RC2 Corporation, a Delaware corporation (the “Company”), Learning Curve Brands, Inc., a Delaware corporation (“LCBI”), Learning Curve Canada Limited, a corporation incorporated under the laws of Ontario, Canada (“LCCL”), RC2 (Asia) Limited, a company incorporated in Hong Kong (“RC2 Asia”), RC2 (Australia) Pty., Ltd., a proprietary company duly incorporated in Victoria, Australia (“RC2 Australia”), RC2 Deutschland GmbH, a private company duly incorporated and registered under the laws of Germany (“RC2 Germany”), Racing Champions International Limited, a corporation organized under the laws of England and Wales  (“RC2 UK”), Racing Champions Worldwide Limited, a corporation organized under the laws of England and Wales  (“Racing Champions”; and together with the Company, LCBI, LCCL, RC2 Asia, RC2 Australia, RC2 Germany and RC2 UK collectively, the “Borrowers” and individually, a “Borrower”), hereby jointly and severally promise to pay to the order of ____________________________________ (the “Lender”) at the principal office of Bank of Montreal, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to the Borrowers pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.8(a) of the Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of November 3, 2008, among the Borrowers, Bank of Montreal, as Administrative Agent and the Lenders party thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois; provided, however, that nothing herein or in any other Loan Document shall prevent any Credit Party from contesting or raising defenses to any confession of judgment obtained pursuant to 735 ILCS 5/2-1301(c).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

RC2 CORPORATION
LEARNING CURVE BRANDS, INC.
LEARNING CURVE CANADA LIMITED
RC2 (ASIA) LIMITED
RC2 (AUSTRALIA) PTY, LTD.
RC2 DEUTSCHLAND GMBH
RACING CHAMPIONS WORLDWIDE LIMITED
RACING CHAMPIONS INTERNATIONAL LIMITED

By___________________________________
    Name______________________________
    Title _______________________________

D-1-2

EXHIBIT D-2

REVOLVING NOTE

November 3, 2008

For Value Received, the undersigned, RC2 Corporation, a Delaware corporation (the “Company”), Learning Curve Brands, Inc., a Delaware corporation (“LCBI”), Learning Curve Canada Limited, a corporation incorporated under the laws of Ontario, Canada (“LCCL”), RC2 (Asia) Limited, a company incorporated in Hong Kong (“RC2 Asia”), RC2 (Australia) Pty., Ltd., a proprietary company duly incorporated in Victoria, Australia (“RC2 Australia”), RC2 Deutschland GmbH, a private company duly incorporated and registered under the laws of Germany (“RC2 Germany”), Racing Champions International Limited, a corporation organized under the laws of England and Wales  (“RC2 UK”), Racing Champions Worldwide Limited, a corporation organized under the laws of England and Wales  (“Racing Champions”; and together with the Company, LCBI, LCCL, RC2 Asia, RC2 Australia, RC2 Germany and RC2 UK collectively, the “Borrowers” and individually, a “Borrower”), hereby jointly and severally promise to pay to the order of _______________________________________ (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, as Administrative Agent, in Chicago, Illinois in U.S. Dollars in accordance with Section 3.1 of the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of November 3, 2008, among the Borrowers, certain Guarantors party thereto, Bank of Montreal, as Administrative Agent, and the Lenders party thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois; provided, however, that nothing herein or in any other Loan Document shall prevent any Credit Party from contesting or raising defenses to any confession of judgment obtained pursuant to 735 ILCS 5/2-1301(c).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

RC2 CORPORATION
LEARNING CURVE BRANDS, INC.
LEARNING CURVE CANADA LIMITED
RC2 (ASIA) LIMITED
RC2 (AUSTRALIA) PTY, LTD.
RC2 DEUTSCHLAND GMBH
RACING CHAMPIONS WORLDWIDE LIMITED
RACING CHAMPIONS INTERNATIONAL LIMITED

By_________________________________
    Name____________________________
    Title _____________________________

D-2-2

EXHIBIT D-3

SWING NOTE

November 3, 2008

For Value Received, RC2 Corporation, a Delaware corporation (the “Company”), Learning Curve Brands, Inc., a Delaware corporation (“LCBI”), Learning Curve Canada Limited, a corporation incorporated under the laws of Ontario, Canada (“LCCL”), RC2 (Asia) Limited, a company incorporated in Hong Kong (“RC2 Asia”), RC2 (Australia) Pty., Ltd., a proprietary company duly incorporated in Victoria, Australia (“RC2 Australia”), RC2 Deutschland GmbH, a private company duly incorporated and registered under the laws of Germany (“RC2 Germany”), Racing Champions International Limited, a corporation organized under the laws of England and Wales  (“RC2 UK”), Racing Champions Worldwide Limited, a corporation organized under the laws of England and Wales  (“Racing Champions”; and together with the Company, LCBI, LCCL, RC2 Asia, RC2 Australia, RC2 Germany and RC2 UK collectively, the “Borrowers” and individually, a “Borrower”), hereby jointly and severally promise to pay to the order of BMO Capital Markets Financing, Inc. (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers, or any of them, pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of November 3, 2008, among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent for the Lenders (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois; provided, however, that nothing herein or in any other Loan Document shall prevent any Credit Party from contesting or raising defenses to any confession of judgment obtained pursuant to 735 ILCS 5/2-1301(c).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

RC2 CORPORATION
LEARNING CURVE BRANDS, INC.
LEARNING CURVE CANADA LIMITED
RC2 (ASIA) LIMITED
RC2 (AUSTRALIA) PTY, LTD.
RC2 DEUTSCHLAND GMBH
RACING CHAMPIONS WORLDWIDE LIMITED
RACING CHAMPIONS INTERNATIONAL LIMITED

By_________________________________
    Name____________________________
    Title _____________________________

D-3-2

EXHIBIT E

RACING CHAMPIONS

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of November 3, 2008, among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions Worldwide Limited, Racing Champions International Limited, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.  I am the duly elected _______________________ of RC2 Corporation;

2.  have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.  The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5.  The Schedules I and II hereto sets forth financial data and other computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:
____________________________________________________________
____________________________________________________________
____________________________________________________________
____________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this 3rd day of November, 2008.

RC2 CORPORATION

By_____________________________________
    Name________________________________
    Title _________________________________

E-2

SCHEDULE I
TO COMPLIANCE CERTIFICATE

_________________________________________________

COMPLIANCE CALCULATIONS
FOR CREDIT AGREEMENT DATED AS OF NOVEMBER 3, 2008

Calculations as of _____________, 2008

A.	Total Funded Debt (Section 8.21(a))

	1.	Total Funded Debt of the Company and its Subsidiaries	$___________

	2.	Net Income of the Company and its Subsidiaries for past 4 quarters	___________

	3.	Interest Expense of the Company and its Subsidiaries for past 4 quarters	___________

	4.	Income taxes of the Company and its Subsidiaries for past 4 quarters	___________

	5.	Depreciation and amortization expense of the Company and its Subsidiaries for past 4 quarters	___________

	6.	Non-Cash expenses related to equity awards of the Company and its Subsidiaries for past 4 quarters

	7.	Sum of Lines A2, A3, A4, A5 and A6 (the Company’s “EBITDA”)	___________

	8.	EBITDA of any Person (and is subsidiaries) acquired pursuant to Section 8.9(i) hereof for such period	___________

	9.	Authorized adjustments associated with Permitted Acquisitions during such period	___________

	10.	Non-recurring costs and extraordinary expenses incurred in connection with the recall of specific components from the Thomas and Friends product line not to exceed $28,300,000	___________

11.
Other fees, costs and expenses incurred (net of rebates and other reimbursements), related to the recall of specific components from the Thomas and Friends product line not to exceed $5,000,000 during the fiscal year ended December 31, 2008
___________

	12.	Non-recurring costs in connection with the settlement of claims with HIT Entertainment in an aggregate amount not to exceed $15,000,000	___________

	13.	Losses on the sale, transfer or disposition of Property of the Company and its Subsidiaries during the past 4 fiscal quarters	___________

	14.	Non-recurring costs in connection with the termination of Publications acquisition not to exceed $2,000,000 in the aggregate	___________

	15.	Non-cash charges related to the write-down of the Company’s investment in Meteor the Monster Truck, Inc. not to exceed $2,100,000 in the aggregate	___________

	16.	Sum of Lines A8, A9, A10, A11, A12, A13, A14 and A15 (“Adjusted EBITDA”)	___________

	17.	Gains on the Sale or transfer of Property of the Company and its Subsidiaries during the past 4 quarters	___________

	18.	EBITDA of any Person and its subsidiaries sold, transferred or otherwise disposed of during such period	___________

	19.	Sum of lines A17 and A18	___________

	20.	Line A16 minus A19 (“Adjusted EBITDA”)	___________

	21.	Ratio of Line A1 to Line A20	____ : 1.0

	22.	Line A21 ratio must not exceed	2.50 : 1.0

	23.	The Company is in compliance (circle yes or no)	yes/no

B.	Fixed Charge Coverage Ratio (Section 8.21(b))

	1.	Adjusted EBITDA (Line A20)	$___________

	2.	Capital Expenditures of the Company and its Subsidiaries during past 4 quarters	$___________

	3.	Line B1 minus Line B2	$___________

	4.	Scheduled payments of principal of the Company and its Subsidiaries for past 4 quarters	$___________

	5.	Cash Interest Expense of the Company and its Subsidiaries for past 4 quarters	$___________

	6.	Income taxes of the Company and its Subsidiaries for past 4 quarters.	$___________

	7.	Restricted Payments permitted by Section 8.12(iii) for past 4 quarters	$___________

2

	8.	Sum of Lines B4, B5, B6 and B7	$___________

	9.	Ratio of Line B3 to Line B8	____ : 1.0

	10.	Line B9 ratio must not be less than	1.25 : 1.0

	11.	The Company is in compliance (circle yes or no)	yes/no

C.	Operating Leases (Section 8.21(c))

	1.	Aggregate amount of fixed rentals and other consideration payable by the Company and its Subsidiaries under all leases and similar arrangements	$___________

	2.	Maximum permitted amount	$10,000,000

	3.	The Company is in compliance (circle yes or no)	yes/no

3

SCHEDULE II
TO COMPLIANCE CERTIFICATE

_________________________________________________

COMPLIANCE CALCULATIONS
FOR SECTION 8.9(H) OF THE
CREDIT AGREEMENT DATED AS OF ________________, 2008

Calculations as of _____________, _______

	To / (From)	Learning Curve Brands, Inc.	RC2 Corporation
1	Investments by the Company in the common stock or paid-in-capital of any Foreign Subsidiary after the Closing Date	$	$
2	$53,000,000 minus Line 1	$	$
3	Learning Curve Canada Limited	$	$
4	RC2 Hong Kong	$	$
5	Racing Champions Worldwide Limited	$	$
6	RC2 Deutschland GmbH	$	$
7	RC2 (Asia) Limited	$	$
8	RC2 (Australia) Pty., Ltd.	$	$
9	Sum of Lines 3 through 8 Above	$
10	Is Line 2 greater than Line 9 (Circle yes or no)	Yes / No

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

November 3, 2008

Bank of Montreal, as Administrative Agent for the Lenders named in the Credit Agreement identified and defined below

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 3, 2008, among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions Worldwide Limited, Racing Champions International Limited, as Borrowers, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By ________________________________
     Name ___________________________
     Title ____________________________

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Dated November 3, 2008

Reference is made to the Credit Agreement dated as of November 3, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions Worldwide Limited, Racing Champions International Limited, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

1.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2.  The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4.  As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them.  It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.  The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6.  Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.  Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

2

8.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR LENDER]

By ________________________________
     Name ___________________________
     Title ____________________________

[ASSIGNEE LENDER]

By ________________________________
     Name ___________________________
     Title ____________________________
Accepted and consented this
____ day of _____________

RC2 Corporation
Learning Curve Brands, Inc.
Learning Curve Canada Limited
RC2 (Asia) Limited
RC2 (Australia) Pty., Ltd.
RC2 Deutschland GmbH
Racing Champions Worldwide Limited
Racing Champions International Limited

By ________________________________
     Name ___________________________
     Title ____________________________

Accepted and consented to by the Administrative
Agent and L/C Issuer this ___ day of ________

Bank of Montreal,
as Administrative Agent and L/C Issuer

By ________________________________
     Name ___________________________
     Title ____________________________

Annex I

to Assignment and Acceptance

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans For All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

Revolving Credit	$_____________	$_____________	_____%
Term Loan	$_____________	$_____________	_____%

Exhibit H

Commitment Amount Increase Request

November 3. 2008

Bank of Montreal, as Administrative Agent (the “Administrative Agent”) for the Lenders referred to below
111 West Monroe Street
Chicago, Illinois 60603

Attention: Agency Services

Re:
Credit Agreement dated as of November 3, 2008 (together with all amendments, if any, hereafter from time to time made thereto, the “Credit Agreement”) by and among RC2 Corporation, Learning Curve Brands, Inc., Learning Curve Canada Limited, RC2 (Asia) Limited, RC2 (Australia) Pty., Ltd., RC2 Deutschland GmbH, Racing Champions International Limited, Racing Champions Worldwide Limited, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent

Ladies and Gentlemen:

In accordance with the Credit Agreement, the Borrowers hereby request that the Administrative Agent consent to an increase in [an increase in the aggregate Revolving Credit Commitments] or [increase the aggregate outstanding principal amount of the Term Loans] (the “Commitment Amount Increase”), in accordance with Section 1.17 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment] or [an increase in the outstanding Term Loans] of [name of existing Lender(s)] [and] [the addition of [each of] [name of each new Lender] (the [each a] “New Lender”) as a Lender under the terms of the Credit Agreement].  Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the [Revolving Credit Commitment] / [outstanding Term  Loans] of the [Lender(s)] [New Lenders] shall be [$_____________.] [as follows:

Lender/New Lender	Revolving Credit Commitment Amount / Outstanding Term Loans
_______________________________	$_______________
_______________________________	$_______________]

[Include paragraphs 1-4 for a New Lender]

1.  The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the [Revolving Loans] / [Term Loans] and other extensions of credit thereunder.  The [Each] New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement.  The [Each] New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2.  Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the [each] New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3.  The [Each] New Lender hereby advises you of the following administrative details with respect to its [Revolving Loans and Revolving Credit Commitment] / [Term Loan]:

(A)     Notices:

          Institution Name:_________________
          Address:  _______________________
                          _______________________
          Telephone: ______________________
          Facsimile:  ______________________

(B)      Payment Instructions:

2

[4.     The [Each] New Lender has delivered, if appropriate, to the Borrowers and the Administrative Agent (or is delivering to the Borrowers and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.]*

This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the State of Illinois.

               The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.17, of the Credit Agreement, but not in any case prior to ___________________, ____.  It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.17 of the Credit Agreement shall have been paid.
The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,
RC2 Corporation
Learning Curve Brands, Inc.
Learning Curve Canada Limited
RC2 (Asia) Limited
RC2 (Australia) Pty, Ltd.
RC2 Deutschland GmbH
Racing Champions Worldwide Limited
Racing Champions International Limited

By ___________________________________
      Name: Curtis W. Stoelting
      Title: ______________________________

[New Lender/Lender Increasing its
     Commitment]
By ___________________________________
     Name: _____________________________
     Title: ______________________________

________________________________
*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

3

The undersigned hereby consents on this __ day of
_____________, _____ to the above-requested
Commitment Amount Increase

Bank of Montreal, as Administrative Agent

By_________________________________
    Name____________________________
    Title _____________________________

4

Schedule 1

Commitments

Name of Lender	Term Loan Commitment	Revolving Credit Commitment

BMO Capital Markets Financing, Inc.	$20,689,655.17	$19,310,344.83

National City Bank	$15,517,241.38	$14,482,758.62

U.S. Bank National Association	$12,931,034.48	$12,068,965.52

Fifth Third Bank	$10,344,827.59	$9,655,172.41

The Northern Trust Company	$7,758,620.69	$7,241,379.31

The PrivateBank and Trust Company	$7,758,620.69	$7,241,379.31

Total	$75,000,000.00	$70,000,000

Schedule 6.2

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	No. of Shares	Class	Owner	Certificate No.	Percentage of Subsidiary’s Stock

Learning Curve Brands, Inc.	Delaware	1,000	Common	Company	8	100%

Racing Champions Worldwide Limited	United Kingdom	100	Ordinary	Company	1, 2	100%

Learningcurveshop.com, Inc.	Delaware	100	Common	Company	1	100%

Learning Curve International, Inc.	Delaware	100	Common	Company	1	100%

RCE Holdings, LLC	Delaware	N/A	N/A	Company	N/A	100%

Learning Curve Canada Limited	Ontario, Canada		N/A	Company		100%

RC2 (H.K.) Limited (f.k.a Racing Champions Limited)	Hong Kong	1,000	N/A	Company	5, 6	100%

RC2 (Asia) Limited	Hong Kong	N/A	N/A	Company	N/A	100%

Learning Curve Mexico, S. de R.L. de C.V.	Mexico	2,999	N/A	Company	N/A	99.97%

Learning Curve Services Mexico, S. de R.L. De C.V.	Mexico	[___]	N/A	Company	N/A	[___%]

Learning Curve Canada Holdco. Inc.	Delaware	100	Common	Learning Curve International, Inc	1	100%

RC2 Australia Pty., Ltd.	Australia	100	Ordinary	Learning Curve International, Inc	7, 8	100%

RC2 Canada Corporation	Nova Scotia	N/A	N/A	Learning Curve Canada Holdco, Inc.	N/A	100%

RC2 Deutschland GmbH	Germany			Racing Champions Worldwide Ltd.

Racing Champions International Limited	United Kingdom			Racing Champions Worldwide Ltd.

Bondco 988 Limited	United Kingdom			Racing Champions International Limited

Acre 689 Limited	United Kingdom			Bondco 988 Limited